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                                                                    Exhibit 23.3


               Consent of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption "Independent Accountants" in Post-Effective Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-90576) and the related proxy statement/prospectus of The Reader's Digest Association, Inc. for the registration of approximately 98,176,932 shares of its common stock and to the incorporation by reference therein of our report dated February 15, 2002, with respect to the consolidated financial statements of Reiman Holding Company, LLC for the years ended December 31, 2001 and 2000 included in the Current Report on Form 8-K/A dated June 11, 2002, filed with the Securities and Exchange Commission.



Milwaukee, Wisconsin                         /s/ ERNST & YOUNG LLP
October 25, 2002